EXHIBIT 99.1

American Patriot Financial Group, Inc. Announces Third Quarter Earnings

American Patriot Financial Group, Inc. the holding company for American Patriot Bank has reported unaudited third quarter earnings of $88,777 compared to a net loss of ($3,610) over the same quarter 2007.  For the first nine months ending September 30, 2008, the company has reported earnings of $304,843 a 27.84% increase over the $238,469 for the same period of 2007.  The bank has seen total assets increase 4.61% to $116,876,436 over the first nine month period of 2008. This increase in the total assets was the result of growth in the bank loan portfolio of 4.32% to $102,621,951.

Jerry Simmerly, President and Chief Executive Officer commented that “the bank continues to grow earnings at a solid pace despite the current financial market conditions.  As our bank continues to grow, we are focused on the basic principles of making good loans to credit worthy people at competitive pricing and terms.  The results of this basic approach are evidenced in our earnings growth and record level of loans all while the bank continues to see delinquent loans more than 30 days, non-accrual loans, and other real estate owned (OREO) at record level lows.”

The bank reported total loans delinquent more than 30 days at quarter end of only 0.36% of total loans or $369,439. Nonaccrual loans were reported at only 0.38% of total loans or $387,127 which represents only two consumer loans while total OREO was 0.33% of total assets or $389,196.

Mr. Simmerly continued “there is tremendous uncertainty facing the financial markets leading to frequent questions from our shareholders and customers.  Ultimately, American Patriot is a “Well-Capitalized” financial institution that is not heavily vested in the residential construction and development market that has caused so many banks to report such significant losses and deterioration in earnings. Our concentration levels in residential construction and development lending as a percentage of capital continue to be well below all regulatory guidelines. Furthermore, the low levels of delinquent loans along with much improving fundamentals with our very few criticized assets will allow us to provide a stable, safe investment for our shareholders and a safe well capitalized financial institution for our depositors.”

Mr. Simmerly concluded that “in June, the bank announced that all consumer checking accounts would be free from fees providing free nationwide ATM access, free Visa debt cards, free unlimited personal checks, free online banking, and free bill-pay.  These new consumer accounts included a high yield checking that has been received with great enthusiasm.  In September, the bank introduced a new series of business accounts all with free Visa debit cards, and internet banking and more importantly a high yielding totally free account for all non-profit organizations.  These new deposit accounts for consumers, non-profits, and small businesses continue to provide the building blocks for our Strength through Communities focus.”

Certain matters in this news release are not historical facts but are “forward-looking statements” within the meaning of and are furnished pursuant to the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Risks and uncertainties related to the Company’s business are discussed in the Company’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update forward-looking statements.